Exhibit 5.1

Fenwick & West LLP Letterhead

April 29, 2013

Concur Technologies, Inc.

18400 NE Union Hill Road

Redmond, Washington 98052

Re:	Concur Technologies, Inc.
Registration Statement on Form S-8

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Concur Technologies, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about April 29, 2013 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 12,089,394 shares of the Company’s Common Stock, par value $0.001 per share (the “Stock”), of which 10,100,000 shares are subject to issuance by the Company upon the exercise of stock options and the settling of restricted stock units granted under the Company’s 2007 Equity Incentive Plan, as amended (the “2007 Plan”) and 1,989,394 shares are subject to issuance by the Company upon exercise of purchase rights granted or to be granted under the Company’s 2008 Employee Stock Purchase Plan (the “Purchase Plan”). The plans referred to above are collectively referred to in this letter as the “Plans”. In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	The Company’s Second Amended and Restated Certificate of Incorporation, certified by the Delaware Secretary of State on November 20, 2012 (the “Restated Certificate”).

(2)	The Company’s Amended and Restated Bylaws, certified by the Company’s Secretary on April 18, 2013 (the “Bylaws”).

(3)	The Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference.

(4)	The Prospectuses prepared in connection with the Registration Statement.

(5)	The following minutes of meetings and actions by written consent of the Company’s Board of Directors (the “Board”) and stockholders (the “Stockholders”) at which, or pursuant to which, the Restated Certificate and Bylaws were approved: (i) the Unanimous Written Consent of the Board dated as of January 5, 2009, in which resolutions were adopted by the Board adopting and approving the Restated Certificate, (ii) the Minutes of a meeting of the Board held on December 6, 2007, at which resolutions were adopted by the Board adopting and approving the Bylaws, and (iii) the Minutes of a meeting of the Stockholders held on March 11, 2009, at which resolutions were adopted by the Stockholders adopting and approving the Restated Certificate.

(6)	The following minutes of meetings and actions by written consent of the Board and Stockholders at which, or pursuant to which, the Board and the Stockholders adopted and approved the Plans, the reservation of the Stock for sale and issuance pursuant to the Plans and the filing of the Registration Statement: (i) the Minutes of meetings of the Board held on January 18, 2011 and January 22, 2013, respectively, (ii) the Unanimous Written Consent of the Board, dated February 27, 2013, (iii) the Minutes of meetings of the Stockholders held on March 15, 2011 and March 13, 2013, respectively, and (iv) the Minutes of a meeting of the Board held on November 21, 2008.

(7)	The stock records that the Company has provided to us consisting of (i) a report from the Company’s transfer agent as to the the number of the Company’s issued and outstanding shares of capital stock as of April 25, 2013; and (ii) a report of outstanding options and restricted stock units respecting the Company’s capital and of any rights to purchase capital stock that was prepared by the Company and dated April 26, 2013 verifying the number of such issued and outstanding securities.

(8)	A Certificate of Good Standing issued by the Secretary of State of the State of Delaware dated April 29, 2013, stating that the Company is qualified to do business in good standing under the laws of the State of Delaware (the “Certificate of Good Standing”).

(9)	A Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and of the Delaware General Corporation Law and reported judicial decisions relating thereto.

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon the Certificate of Good Standing and representations made to us by the Company.

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions in connection with the filing of a registration statement of the type described herein.

Based upon the foregoing, we are of the following opinion:

(1) The Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and

(2) The 12,089,394 shares of Stock that may be issued and sold by the Company upon the exercise of stock options and the settling of restricted stock units granted or to be granted under the 2007 Plan and purchase rights granted or to be granted under the Purchase Plan, when issued, sold and delivered in accordance with the applicable plan and purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ FENWICK & WEST LLP